UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 21, 2008 (May 19, 2008)

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China 451271
(Address of Principal Executive Offices)

(86) 539-7318818
Registrant's Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On May 19, 2008, ZhengZhou Duesail Fracture Proppant Co. Ltd. ("Duesail"), the Chinese operating subsidiary of China GengSheng Minerals, Inc. (the "Company") entered into a supply contract (the "Contract") valued at RMB15,072,500 (approximately $2.2 million), with PetroChina Company Limited ("PetroChina").

Under the terms of the Contract, Duesail is obligated to supply fracture proppants to PetroChina's Shengli Oil Field in Shandong Province, China, by December 31, 2008. Duesail is obligated to pay a penalty equal to 0.5% of the total delivery amount per day, for any delay in delivery (other than a delay caused by a force majeure) and in addition to such penalties, PetroChina has the right to terminate the Contract if such delay exceeds 30 days. PetroChina is obligated to pay a penalty equal to 0.3% per day, to a maximum of 1% of the total purchase price, for any delay in delivering payment to Duesail. The Contract may be terminated by the mutual consent of both PetroChina and Duesail or by either party upon the occurrence of certain events including, but not limited to, a force majeure and the assignment of the Contract to third party without mutual agreement. PetroChina may also refuse delivery and/or terminate the Contract if the quality of the product delivered does not meet the standard required by the Contract. The Contract is governed by the laws of China.

The foregoing description of the Contract with PetroChina is qualified by reference to the terms of the English translation from the original Mandarin version attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference. The Company's press release regarding this event is attached to this current report as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Supply Contract, dated May 19, 2008, between ZhengZhou Duesail Fracture Proppant Co. Ltd. and PetroChina Company Limited.

99.1	Press release, dated May 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: May 21, 2008	/s/ Shunqing Zhang
Shunqing Zhang Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Supply Contract, dated May 19, 2008, between ZhengZhou Duesail Fracture Proppant Co. Ltd. and PetroChina Company Limited.

99.1	Press release, dated May 21, 2008.